Exhibit 99.1
[ONEOK Logo]	News
September 1, 2005	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Lori Webster 918-588-7570

ONEOK to Webcast Security Analyst Meeting on Sept. 20, 2005

TULSA, Okla. -- Sept. 1, 2005 -- ONEOK, Inc. (NYSE:OKE) will webcast its annual security analyst conference on Tuesday, Sept. 20, 2005, beginning at 9 a.m. EDT.

The meeting will be hosted by David Kyle, chairman, president and chief executive officer of ONEOK, and will include presentations by other senior executive officers of the company who will discuss business strategies for their areas of responsibility. Presenting will be:

    John Gibson, president, ONEOK Energy Companies (Gathering and Processing, Pipelines and Storage, Natural Gas Liquids and Energy Services);
    Sam Combs, president, ONEOK Distribution Companies;
    Jim Kneale, executive vice president, finance and administration and chief financial officer.

The webcast will be accessible at ONEOK's Web site at www.oneok.com. A replay of the webcast will be archived for 90 days after the seminar.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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